FIRST AMENDMENT TO MUTUAL FUND CUSTODY AGREEMENT


     This FIRST AMENDMENT TO MUTUAL FUND CUSTODY AGREEMENT (the "Amendment") dated this 6th day of September, 2006 is hereby entered into by and between the Tilson Investment Trust, a Delaware statutory trust ("Trust"), and U.S. Bank National Association, a national banking association ("U.S. Bank").

     WHEREAS, the Trust previously entered into an Mutual Fund Custody Agreement dated as of December 17, 2004 (the "Agreement") with Wachovia Bank, National Association ("Wachovia"), successor to First Union National Bank, pursuant to which the Trust established a custodian account ("Custodian Account") and custodial relationship ("Custodial Relationship") with Wachovia, with Wachovia serving as Foreign Custody Manager; and

     WHEREAS, effective December 30, 2005, Wachovia sold its institutional custody services business, including the Custodial Account and Custodial Relationship referenced above, to U.S. Bank; and

     WHEREAS, the parties desire to amend the Agreement to reflect the change in custodian under the Agreement from Wachovia to U.S. Bank; and

     WHEREAS, Paragraph 31 of the Agreement allows for its amendment by a written instrument.

     NOW, THEREFORE, the parties agree as follows:

     1. U.S. Bank is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency. U.S. Bank hereby represents and warrants to the Trust as follows: (i) U.S. Bank is a national bank authorized to accept and execute custody arrangements under the authority granted to it by the United States Department of the Treasury, Office of the Comptroller of the Currency; (ii) U.S. Bank is qualified to establish and maintain the Custodial Account and Custodial Relationship and to act as custodian under the governing documents thereof, including the Agreement; (iii) Wachovia has assigned to U.S. Bank, and U.S. Bank has assumed, all of Wachovia's powers, rights, functions, duties and interests under the Agreement; (iv) U.S. Bank is eligible and satisfies all applicable requirements and qualifications to become successor to Wachovia under the Agreement; and (v) U.S. Bank covenants and agrees to perform all duties and obligations of Wachovia as provided in the Agreement and subject to the provisions currently set forth therein.

     2. All references to First Union National Bank and/or Wachovia Bank, N.A. in the Agreement shall be replaced with U.S. Bank, N.A.

     3. Except to the extent supplemented hereby, the Agreement shall remain in full force and effect.




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      [Signature Page to First Amendment to Individual Custodian Agreement]

     IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts (including facsimile counterparts) as of the date and year first written above.


TILSON INVESTMENT TRUST                     U.S. BANK, N.A.


By:   /s/ Julian G. Winters          By:    /s/ Michael R. McVoy
     ___________________________            ________________________________

Name:  Julian G. Winters             Name:  Michael R. McVoy
     ___________________________            ________________________________

Title:  Secretary                    Title: Vice President